CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 27, 2013, relating to the financial statements and financial highlights which appears in the April 30, 2013 Annual Report to Shareholders of the Nuveen High Yield Municipal Bond Fund and Nuveen Short Duration High Yield Municipal Bond Fund (each a series of the Nuveen Municipal Trust, hereinafter referred to as the “Funds”) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers LLP

Chicago, Illinois

February 7, 2014